Exhibit h.2

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED SALES AGREEMENT

THIS AMENDMENT is made as of October 5, 2021 (the “Amendment”), by and among JonesTrading Institutional Services LLC (“Jones”), Pacific Investment Management Company LLC (“PIMCO”) and of PIMCO Dynamic Income Fund (the “Fund”).

WHEREAS, Jones, PIMCO and the Fund have entered into a Capital On Demand Second Amended and Restated Sales Agreement dated as of September 8, 2021 (the “Sales Agreement”), pursuant to which the Fund may issue and sell through Jones, acting as agent and/or principal, the Fund’s common shares of beneficial interest having an aggregate offering price of up to $600,000,000 (the “Shares”).

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Jones, PIMCO and the Fund, intending to be legally bound, hereby agree as follows:

1.      Section 7(a) of the Sales Agreement is hereby amended to add a new subsection (30) which shall include the following:

(i) At the time of filing of the Registration Statement and (ii) at the time of the most recent amendment to the Registration Statement for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Fund was, or will be, as applicable, a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act).

2.      This Amendment shall not have the effect of amending or superseding the Sales Agreement in any way or for any purpose other than as specified in this Amendment. For the avoidance of doubt, this Amendment does not amend the term of the Sales Agreement as set forth in Section 12(d) thereof and the Sales Agreement continues in effect unless and until such time as it is terminated pursuant to Section 12 thereof. This Amendment does not constitute a renewal of the Sales Agreement, which continues in effect as of the date hereof.

3.      The Fund is a Massachusetts business trust, and a copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations under this instrument are not binding upon any of the Trustees or holders of shares of beneficial interest of the Fund individually but are binding only upon the respective assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PIMCO Dynamic Income Fund

By:	/s/ Peter G. Strelow
Name: Peter G. Strelow
Title: Senior Vice President

Pacific Investment Management Company LLC

By:	/s/ Peter G. Strelow
Name: Peter G. Strelow
Title: Managing Director and Co-Chief Operating
Officer

ACCEPTED as of the date first-above written:

JONESTRADING INSTITUTIONAL
SERVICES LLC

By:	/s/ Burke Cook
Name: Burke Cook
Title: General Counsel